                                                                    Exhibit 99.1

                          [NATIONAL STEEL LETTERHEAD]


NEWS RELEASE
------------

Media Contact:    Clarence J. Ehlers
                  (219) 273-7327

Analyst and       William E. McDonough
Investor Contact: (219) 273-7414

            NATIONAL STEEL ANNOUNCES AMENDMENT TO LOAN COVENANTS AND
                       COMMENTS ON FOURTH QUARTER OUTLOOK

Mishawaka, IN, December 27, 2000 - National Steel Corporation (NYSE: NS) today announced that it has reached agreement with its banks on the amendment of certain financial covenants in its $200 million Inventory Credit Facility. The amendment provides for the relaxation of certain financial ratios through December 31, 2001 to allow the company to continue to utilize the credit facility. Additionally, the amendment includes restrictions on the amount of future capital expenditures and the suspension of certain payments including cash dividends and the repurchase of common stock. The Company expects to be in full compliance with these new covenants as of December 31, 2000. However, to remain in compliance during 2001 improvements in the Company's operating performance will be required, and there is no assurance that this will be achieved.

The Company expects fourth quarter shipments, revenues and earnings to be lower compared to the fourth quarter of last year, as well as below the current analysts' estimates. The net loss for the quarter is now expected to be in the range of $2.20 to $2.30 per share, as compared to a current analyst consensus of a loss of $1.53 per share.

Shipments and revenues will be below earlier forecasts due to a continued weakening in the demand for steel in the markets that we serve brought about by high levels of steel imports into the U.S. and high inventory levels at many of our customers. This has caused a significant decrease in spot market selling prices. The general economic slowdown that is occurring is being felt particularly in the markets that we serve including most recently, the automotive sector which had not been predicted earlier. Costs in the current quarter have been impacted by previously announced planned maintenance outages, higher energy costs, especially natural gas, and reduced levels of production given the weakness in demand for our products.

Final results for the fourth quarter are expected to be released on Wednesday, January 24, 2001. This will be followed by an open conference call on January 25, 2001 to discuss the fourth quarter results and near term outlook.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 1999.

Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 9,200 employees. Visit National Steel's website at:
www.nationalsteel.com.